Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Avalon GloboCare Corp. on Form S-8 (File No. 333-272736) of our report dated April 15, 2024, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Avalon GloboCare Corp. as of December 31, 2023 and 2022 and for the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 10-K of Avalon GloboCare Corp. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

April 15, 2024